Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2011

October 19, 2011   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — President and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Aaron H. Jacoby — Vice President, Corporate Development

Thomas L. Brown — Vice President and Chief Financial Officer

Other Participants

Name	Affiliation

Michael Grasher	Piper Jaffrey, Inc.
Randy Binner	FBR Capital Markets
Doug Mewhirter	RBC Capital Markets
Adam Klauber	William Blair & Co., LLC
Ron Bobman	Capital Returns
Vincent DeAugustino	Stifel Nicolaus
Christine Worley	JMP Securities, LLC

RLI CORP.

Moderator: Aaron Jacoby

October 19, 2011

10:00 a.m.  CT

Operator:  Good morning, and welcome ladies and gentlemen to the RLI Corp. third quarter earnings Call. At this time, I would like to inform you that this conference is being recorded, and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions-and-answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including in the annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second [third] quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses.

RLI’s management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

I will now turn the conference over to RLI’s Chairman and CEO, Mr. Jonathan Michael. Please go ahead, sir.

Jon Michael:  Thanks, good morning, everyone. And welcome to the RLI teleconference for the third quarter of 2011. Back in August, we announced the retirement of Joe Dondanville, our long-time CFO, and the appointment of Tom Brown into that position. I just wanted to take a minute to thank Joe for his 27 years of service to RLI.

RLI’s benefited greatly from Joe’s outstanding leadership. During Joe’s tenure, RLI’s put up an enviable track record that includes posting combined ratios below 100 in 24 of those 27 years. It’s also a period of time that saw our stock advance at greater than a 15% annual rate, resulting in a 5,000% plus gain over that span. Although we will miss Joe, we’re pleased to have Tom Brown on board and participating in today’s call. Tom joined us last month from PricewaterhouseCoopers following a 31-year career within the insurance audit practice.

I’ll now turn the call over to our Vice President of Corporate Development and Head of Investor

Relations, Aaron Jacoby. Aaron?

Aaron Jacoby: Thanks, Jon. I’m going to give some brief opening comments on the quarter, then I’ll turn the call over to Mike Stone, President and Chief Operating Officer, to talk about the quarter’s operations and market conditions. Then we will open the call for questions, and Jon will finish up with some closing comments.

Operating income came in at $1.23 per share in the quarter, up from $1.19 last year. Results were positively influenced by favorable development in prior year’s loss reserves of $28 million, or $0.85 per share. This was primarily in our Casualty segment. In the quarter, we also took $6 million of losses related to Hurricane Irene, or $0.18 per share. The combined ratio for the quarter was 83, matching that of the previous year’s third quarter. Year-to-date, the combined ratio stands at 77. Gross premium in the quarter was up 17%. This quarter represents the first full quarter’s worth of results from Contractors Bonding, the acquisition we closed in April. It contributed gross premium of $14 million. Excluding this impact, gross premium growth was 8%, driven by continued positive momentum in some of our newer product initiatives.

Within the investment portfolio, investment income was down 5% on both the quarterly and the year-to-date basis. As Jon noted in the earnings release, our ability to deliver superior underwriting results is particularly important in today’s low interest rate environment. Between the positive underwriting and the investment returns achieved year-to-date, book value per share has advanced 9% through the first nine months.

And with that, I’ll turn the call over to Mike.

Mike Stone: Thanks, Aaron. Good morning, everybody. I’ll make a few brief comments on the market and our performance. A good, if not terrific quarter. Our underwriters are remaining diligent and disciplined, and we are being rewarded as a result. Market rates are moving in the right direction, sans the D&O market.

We are seeing rate increases in our Casualty business on the order of some 1% to 5%, property around 10%, and property driven to some large degree by the model change, the RMS-11. But the weak economy continues to challenge as the exposure base stagnates and the construction industry is weak, and that industry drives a significant portion of our business, both the E&S business and some of our other businesses, surety for example, architects and engineers another example. What we have decided is to be not overly influenced by the amplitude of the market cycle or the state of the economy, but rather find ways to thrive even when external forces are less than helpful, and we are thriving.

We find new avenues for gross profit, new products represented some 25% of our gross written premium in the quarter and CBIC is now on line and being efficiently and effectively integrated. We have underwriting teams integrated and are now pushing forward, working to grow the small surety book and the package policy for Contractors. And CBIC represented some 9% of the gross written premium for the quarter.

As I mentioned a little bit ago, one product that continues to defy underwriting logic is the D&O business, where rates continue to decline even as losses accumulate and we are being very careful in this arena.

Let’s look at the segments; Casualty gross written premiums up 10% for the quarter. The growth is a function of the acquisition of CBIC as our E&S business is off some 10% and Transportation down as well. But probably the best current commentary comes from our E&S segments and our Transportation, both groups report improving rates with E&S rates up some 3% to 5% in the quarter. While Transportation is flat, that’s a significant improvement over the past number of quarters in that business.

And as I think I’ve said before, Transportation tends to be the canary in the mind in our business. So as Transportation starts to at least feel some improvement, that sort of bodes well as we go forward.  So, I’d say we’re cautiously optimistic going forward about the rate. Still a fragile economy, and that produces a headwind, but we are well positioned for a tailwind.

Our new products, for example, professional services, the architects and engineers, professional and miscellaneous professional liability products are going nicely. When you look at our Property business, continues to be a significant growth area as pricing allows for a reasonable rate of return, gross written premium up some 20% for the quarter, 16% for the year. And as I indicated, the model change has moved rates up, but it also means that it moved exposures up. So, there is a sort of dual edge there.

Our Crop Reinsurance business is in this segment. As we reported last quarter, the crop year was under pressure given the drought and excess moisture, the two extremes. We now expect the year to produce a combined ratio north of 100, probably somewhere in the area of 105, though we’ll say that over the two years we’ve been in this business, it has produced a profit for us.

Surety, our surety segment, gross written premium up some 32% for the quarter, 41% for the year, CBIC, a big driver of this growth. But our organic surety business is up about 5% in the quarter, even though our contract surety was down slightly.

Contract surety represents about 25% of our surety gross written premium. So, we are well diversified in this space with miscellaneous, oil and gas, and commercial representing the other 75%, and the transactional miscellaneous, very low volatility, about a third of the overall surety business.

We have seen some loss activity in our contract book. As the economy continues to make it difficult for small contractors, we are managing closely. Our book still looks good. Our models show that our underwriting is on track, but we need some help from the economy to keep this business going well forward. CBIC’s contract book is performing as expected, performing well.

Again, a very good quarter, a testament to all of our associates who remain disciplined, and provide world-class service to our customers, agents, brokers and policyholders.

Aaron, back to you.

Aaron Jacoby: Great. Thanks, Mike. We can now open the call up for some questions.

Operator: Thank you so much. Ladies and gentlemen, at this time if you would like to ask a question you may do so now by pressing the star key followed by the digit 1 on your touch-tone phone.  If you wish to withdraw your question, please press star-2 if you’re using a speakerphone please pick up the handset before pressing any numbers. Your question will be taken in the order that it is received.  Our first question comes from Mike Grasher with Piper Jaffray.

Mike Grasher: Thank you. Good morning everyone, and congratulations on another fine quarter. Mike Stone, I wanted to follow up with you around the loss — I think you had mentioned the loss activity concerning in the contract books. Are there other loss cost trends or any other lines maybe that are concerning in terms of the trends that are developing?

Mike Stone: In the surety book, Mike?

Mike Grasher: Not specific to the surety book, your business overall.

Mike  Stone: No, I don’t think so. I think we have a segment of our E&S business, some habitational business that’s been difficult over the past couple of — couple or three quarters, four quarters. We’ve been working diligently on that. I think that’s starting to show a bit of improvement.

Our marine book has had some difficulty. Again, we’re seeing improvement there, but difficulty there. Certainly, the contract surety, as I indicated, has, while still doing okay, it’s — we’ve seen a little bit of bump up. I think the economy is an issue there. So, all in all, I think we’re pretty comfortable with where things are relative to the economy and to the state of the market. Always a few areas we have to work on, Mike.

Mike Grasher: Okay, appreciate that. And then, you mentioned surety. And aside from the economy, what’s the outlook for the business both from organic as well as potential acquisition pipeline?

Mike Stone: This is Mike Stone again. I guess on the acquisition, we certainly don’t have anything on the forefront. I mean we’re always looking for new people, new geographies where we don’t have much penetration. Obviously, the CBIC acquisition has given us a much, much stronger footprint in the West, particularly the Northwest, but the West overall. And we expect to continue to enhance that footprint, if you will. So, I think overall, the state of the surety markets is pretty good. Contract surety obviously always at this stage of the economy is difficult. We’ve been through this before, and we’ve been through this before not so good. So, we’re being particularly vigilant here and are watching it closely. We have very seasoned underwriters there. So we’ll get through this, and the rest of that surety business is performing very well. So overall, we like our surety, we like our surety business.

Mike Grasher:  Okay. Then final question, just you brought up the crop reinsurance, and I think that business maybe is up for renewal at year-end, is that right?

Jon Michael: That is correct.

Mike Grasher: Okay. And then, so I mean you’ve spoken about the combined ratio there. The government also making some noise about cutting subsidies around this. How does that impact your thinking around renewing or not renewing this business?

Mike Stone:  Well, we’re obviously talking to those people fairly consistently. And obviously, the amplitude of that will increase as we move towards renewal. But I think we still like the business. Obviously, the economics aren’t as good as they once were. And given the noise out of Washington, gives us a little cause for pause. But I think, all in all, we’re interested in trying to renew that and trying to renew that on at least as good a terms as we had. So we believe we can still make money in crop going forward. So — but like I said, it’s not what it was five years ago. And noise in Washington, there’s always noise in Washington. We got more important things to deal with than crop reinsurance.

Mike Grasher:  I would agree, thanks for your color.

Operator: Our next question will come from Randy Binner with FBR Capital Markets.

Randy Binner:  Great, thank you. Just a question on the investment yield; trying to get color on how you factor that into underwriting, how that’s communicated to your underwriters, and how they price product. And if the current pricing in your portfolio of products is kind of adjusted for the current rate environment, or if it’s lagging, and how you plan to address the reinvestment risk?

Mike Stone: This is Mike Stone. I mean I’ll deal with the underwriting side of that and let somebody hell of a lot more knowledgeable deal with the investment side of that. But I think we — we look at underwriting — and we’re not unmindful of the economics, we’re not unmindful of the reserves and the investment returns of that. But we look at underwriting on the basis of straight underwriting profit.

What’s our combined ratio going to be? How do we — how are we going to price that business to enable us to make an underwriting profit, make a risk-adjusted rate of return on our capital applied to that business that makes sense, without regard to the investment income. Now clearly, with investment rates where they are today, that makes even more sense, obviously, with interest rates higher. Like I said, we’re not unmindful of the economics, but we try to do that in all cycles, in all economies, and we think we’ve done pretty well. It certainly serves us well with interest rates where it is today, where they are today.

Randy Binner:  It’s interesting, if I may — I mean it seems like some of your larger — some larger insurance companies seem to guide us to believe that there is a more active interaction between underwriting and investment yield. So, do you feel that when you’re out in the market, that that’s affecting your competitors’ pricing or is that, is it too hard to tell?

Mike Stone:  I don’t know if that’s the reason, but we do know that our competitors, in some instances, are pretty aggressive.

Randy Binner:  Yeah. Fair enough. And I guess on the — I mean, I guess then, from a holding company perspective or wherever the investment decision is made, there’s any change in the investment philosophy to deal with the low rate environment?

Jon Michael:  This is Jon Michael. That’s done at the holding company level. And sure, we make tweaks to our investment strategy, but we haven’t done anything dramatic for some time to our strategy. The last thing we did that was of any consequence was really moving out of some of the municipals and really reducing our exposure to that municipal portfolio, and adding to a corporate portfolio, really.

Randy Binner:  Okay. So from a modeling perspective, we should just make an assumption on how much the portfolio turns over, and just kind of take what the market has given us on rate?

Jon Michael:  Yeah, that’s up to you how you model it, but you can talk to Aaron offline on that, but yeah.

Randy Binner:  Yeah no, that’s super. Thanks.

Jon Michael:  Thank you.

Operator:  Next we’ll go to Doug Mewhirter with RBC Capital Markets.

Doug Mewhirter:  Hi, good morning. I wanted to, I guess, explore a little bit more into your sources of growth in the quarter. Property was up pretty nicely, and it looks like maybe even half of that could have been from rate increases. And you also said because of the model, I think the model changes that could increase exposure units, are you saying that that would increase exposure units from your customers too, so that — would that add on again to the premium growth figure? Or is that sort of exposure that you would be taking on, even though you’re basically selling the same amount of product, so to speak?

Mike Stone:  Yeah, this is Mike Stone. I think what the model change did was increase the amount of exposure in various places. We were able to get more rate against that exposure because of that. We didn’t grow units in the quarter. So overall, I mean again, that the unit was one, we are still at one, even though the model would look at it as being two. So, we didn’t grow policies. So, our — so you could say most of it is rate from an E&S property standpoint. Our marine business is in that segment as well, and we had a little growth there.

Doug Mewhirter:  Okay. That actually answers the question I was trying to ask, thanks. And you said you had — 25% of your gross written premiums a quarter was due to “new products.” Is that inclusive of CBIC, the CBIC portion?

Jon Michael: Yes.

Doug Mewhirter: Okay. Thanks for that. My second question deals more with your source of favorable development. Can you give an idea where, accident years and maybe product lines, that the majority of that development came from this quarter?

Tom Brown: Yeah, Doug, it’s Tom Brown. Happy to do that. As you can see, it’s largely from Casualty, pretty much accident years 2006 through 2010, coming largely from general liability, umbrella and transportation.

Doug Mewhirter : Okay, thanks. That’s all my questions.

Operator: Our next question will come from Adam Klauber with William Blair.

Adam Klauber:  Thanks a lot, good morning.

Jon Michael:  Good morning.

Mike Stone: Hi, Adam.

Adam Klauber:  In the E&S market, you’re obviously — sound like the environment is better. Are you seeing the standard carriers being more conservative, and as a result, are you seeing submissions come up?

Mike Stone:  This is Mike Stone again. I think we’ve been so pounded by the standard guys over the last couple three years that it doesn’t feel like they’ve gone away. I think they’re — we’re starting to see a little recognition of the losses. So, I would suspect we’ll start to feel that more in the coming quarters, but I don’t think we really felt it this quarter. Again, if you ask our underwriters, almost in any product, E&S product, who their biggest competitor is, almost all of them would name a couple of the standard line companies.

Adam Klauber:  Okay, okay. So that suggests that, if the standard lines do become more conservative going forward, that the environment would actually improve even more than it is today, is that right?

Mike Stone:  Yeah, I think your logic is right. Whether or not that happens is another question.

Adam Klauber:  Sure, but there’s a ways to go if they do become more conservative.

Mike Stone: No question about that. There is certainly, certainly opportunities — let me back up, certainly there is plenty of competition just from — just the E&S guys. So we’d love to see the standard guys go back to stick to their knitting back in the standard line space. There’d still be plenty of competition, there’d still be plenty of capacity. But I don’t suspect they’re going to completely pull out. But maybe they’ll start to see that they’ve been a little too aggressive and will pull back.

Adam Klauber:  Okay. Overall, I mean definitely seems that growth is up over the last couple quarters. As you think about your capital positioning and potential capital return, last year you obviously had a big dividend. Does it change your view that you have more growth potential now? Does that change your view on potential capital return in the near term?

Jon Michael:  Jon Michael here. We’re constantly monitoring net capital position. And certainly when we have — our attitude has always been to — that we want to use the capital ourselves. And we look for opportunities. And if that — if those opportunities come from organic growth, or growth in our business through acquisition or other new business, then that’s where we would want to use it, as opposed to returning it. But on the other hand, if we find that we don’t have those opportunities, then we will return it. So obviously, having two quarters in a row with sizable growth and good growth, we’re happy for that and that will come into our thinking on capital.

Adam Klauber:  Okay, thank you. Also, on the property loss ratio, even excluding Irene, looks like the accident year is up maybe 600, 700 basis points. Was that some of the factors you mentioned earlier, as far as marine and some of the other losses picking up during the quarter? Or I guess what’s driving that, that higher property loss ratio, ex-Irene?

Mike Stone: Yeah. It’s Mike Stone. We had — our fire business probably up a little bit and RLI Re, our facultative reinsurance business, and crop is also in there.

Adam Klauber:  Okay, okay. That makes sense. And then finally, I’m sorry, I missed the answer to the last question on the reserve — favorable reserve development, which underwriting years did that come from?

Tom Brown:  Hello, it’s Tom Brown. We could probably say it’s coming in Casualty from all — it’s spread across all accident years, but you’ll see it little more significant in the 2006 through 2010 accident years.

Adam Klauber:  Okay. Very helpful. Thank you very much.

Operator: We’ll now go to our next question from Ron Bobman with Capital Returns.

Ron Bobman:  Good morning, gentlemen. Congrats on continued excellent results, just awesome. I had a question just about the surety, and contract surety in particular. It’s sort of clear you’re communicating, I don’t know, some greater degree of carefulness and just a watchful eye. I’m curious to know if you strip out CBIC and you look at the contract surety book and its size currently, how does that compare in size to, I don’t know, 2007 which I would hazard to guess might have been the peak year, but I’m just curious to know volume-wise, have you been dialing it back?

Mike Stone:  Well, I think if we look at our surety business, I think it’s been fairly consistent that within the surety business, the size of our — the size of our contract surety, our contract surety has been probably anywhere from 15% to 25% of our overall — even up maybe 30% at one point in time, of our overall surety segment, never a dominant force, but I wouldn’t say dialing it back, I think we’ve been pretty careful. We’ve added quite a bit of geography over the last three or four years.

So, we’ve added underwriters in places where they’ve got a following and a track record. So, I think we have increased a bit the size of a surety bond that we’ll write at RLI just a little bit larger. We’re still a fairly small contract surety underwriter from that perspective. So we — long-term, we still like contract surety. This is the state, time of the market you got to be awfully, awfully careful where the economy is, and we think we’re being that.

Ron Bobman:  What are you doing on that loss picks? Are you keeping in the same — again for that contract surety book, what is your current loss pick for that segment and has it changed?

Mike Stone:  It hasn’t really changed, no.

Ron Bobman: And would you provide us a number?

Mike Stone:  For contract?

Ron Bobman: Yeah...

Mike Stone:  We don’t provide those kinds of numbers. We’re not afraid of it, but we don’t — we’re not getting down a little too granular on loss picks, our overall surety loss pick is 15...

Ron Bobman:  Including miscellaneous and the whole book, okay, I would imagine. Okay, thanks a lot, and again most importantly congrats on just an awesome performance.

Mike Stone: Thank you.

Operator:  And before we move to our next question, once again ladies and gentleman that is star-1. We’ll now go to Vincent DeAugustino with Stifel Nicolaus.

Vincent DeAugustino:  Good morning. Just one question, just help us out with modeling the Casualty reserve releases, since it’s been a source of much stronger earnings, and at least what we’ve been looking for in the last two quarters. I’m just curious are the actual adjustments driving those releases more of a series of unrelated one-time adjustments whereas as long as the status quo environment remains unchanged, we should expect similar type of releases going forward?

Jon Michael:  Vincent, Jon Michael here. It was hard to hear your question. But I think you were once again asking about the reserve releases and trying to get a bit more granular on the reserve releases and whether or not they were one-time reserve releases or a pattern.

I think we always think of reserve releases as one-time occurrences. But obviously, when we look back, we have had a pattern of reserve releases. And you can take that for what it’s worth, but our best effort each quarter when we — when our actuaries come to us and provide us with the actuarial estimates for all the various accident years and all the various lines of business, is to be right on with where we believe our loss reserves ought to be. So looking forward, I can’t really give you any advice looking forward other than to say it is what it is.

Vincent DeAugustino: All right. Thank you.

Jon Michael:  Thanks.

Operator:  And we’ll now move to our next question from Matt Carletti with JMP Securities.

Christine Worley:  Hi, it’s actually Christine Worley. I just had a question. If you have any further disclosure as far as other losses that affected you in the quarter from something like Texas wildfire, is there any creep from prior 2011 events?

Mike Stone:  It’s Mike Stone. No.

Christine Worley:  You didn’t have any other losses?

Mike Stone:  We didn’t have anything from Texas wildfires of any consequence.

Christine Worley:  Okay.

Mike Stone:  And I don’t think there’s any creep as well from prior catastrophes.

Christine Worley:  Okay, great. Thank you.

Operator:  And with that gentlemen, there are no further questions. I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael: Thank you very much. And another good quarter is in the books. Premiums were up 17% for the quarter. Our combined ratio for the quarter was 83. Our acquisition of CBIC and its integration have gone very smoothly. Book value per share continues to increase and stands at over $41, a 9% increase since the beginning of the year.

We’re a highly respected company in the industry with a diversified product portfolio. We’re not everything to everybody, we are different. While not absolute, our business is specialty, it’s domestic and it’s underwritten by our own employed and highly motivated underwriters. That does make us different. I think when you see the respect we get in the industry, you can see where it’s coming from, it’s coming from our associates and our underwriters and what they do for our customers.

I want to thank everybody for joining us again today, and welcome to Tom Brown and thank Joe Dondanville for all his years of service. And we’ll talk to you again next quarter. Thank you.

Operator: And ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of 4692689. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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